Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated August 4, 2010

Relating to Preliminary Prospectus dated August 3, 2010

Registration No. 333-162859

Creating Communities in our Properties™

& Value for Our Shareholders

NYSE-AMEX: WSR

August 2010

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-789-7348.

Strictly Private & Confidential

Forward Looking Statements

This presentation contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements that are not historical facts. You can identify forward-looking statements by their use of forward-looking words, such as “may,” “will,” “anticipates,” “expect,” “believe,” “intend,” “plan,” “should,” “seek” or comparable terms, or the negative use of those words, but the absence of these words does not necessarily mean that a statement is not forward-looking.

These forward-looking statements are made based on our expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

Important factors that could cause actual results to differ materially from our expectations are disclosed under the caption “Risk Factors” and elsewhere in the prospectus that is included in our registration statement on Form S-11.

We do not undertake any responsibility to update or revise these forward-looking statements or to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this presentation.

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WHITES TONE REIT

Creating Communities in our Properties™

Transaction Summary

Issuer / Issue Type

Whitestone REIT / Listing & Concurrent Offering

Common Stock Offered

3.4 million shares

Offering Range

$14 – $16

Offering Size / Pro Forma Market Cap

$50 million / $129 million

Over-allotment Option

15%

Annual Dividend / Yield

$1.14 per share / 7.6%

Use of Proceeds

Acquisitions of distressed properties in target markets

Ticker

NYSE-AMEX: WSR

Bookrunners

Wunderlich Securities; Ladenburg Thalmann & Co. Inc.

Co-managers

J.J.B. Hilliard, W.L. Lyons, LLC; Maxim Group LLC;

National Securities Corporation; Southwest Securities, Inc

Expected Pricing Date

Week of August 23rd, 2010

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WHITES TONE REIT

Creating Communities in our Properties™

Investment Highlights

Target Rapidly Growing, but Underserved Market Opportunities

Focus on key growth markets in the West and Southwest including Houston, Dallas, Phoenix, Chicago and San Antonio

Target fast growing but underserved Asian and Hispanic populations

Operational Strategy Built to Effectively Serve Target Markets

Experienced management team, recognized board & established properties

Whitestone Community Centered Properties™ serve local businesses & nearby areas

Internal property management and leasing allows greater market familiarity

Consistent Track Record of Improving Financial Results from Managed Portfolios

Competitive operating metrics

In midst of economic downturn, outperformed publicly-traded peers

Significant Potential to Accelerate Growth

Existing properties are stable with upside potential

Capital structure with limited leverage and few near-term maturities

Pipeline of $300+ million in stressed asset opportunities

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WHITES TONE REIT

Creating Communities in our Properties™

Operations Structured to Effectively Serve High Growth Target Markets

Strictly Private & Confidential

Stable Operations Located in High Growth Cities

City

Dallas

Houston

Phoenix

Chicago

San Antonio

Growth Rank

1st

2nd

7th

8th

16th

SFT Owned (1000’s)

379.9

2,367.1

33.4

41.4

192.5

Properties

2

31

1

1

1

(1) MSA Rank in Growth 7/08 -7/09

Source: US Census Bureau

Community Centered Properties

Retail Community Stats(1)

18 properties

1,181,000 leaseable SF

82% occupied

Annualized base rent: $9.9M

Avg. Base Rent/SF: $10.26

Office Community Stats(1)

7 properties

631,841 leaseable SF

76% occupied

Annualized base rent: $7.7M

Avg. Base Rent/SF: $16.04

Office/Flex Community Stats(1)

11 properties

1,201,672 leaseable SF

85% occupied

Annualized base rent: $8.3M

Avg. Base Rent/SF: $8.12

(1) As of June 30, 2010.

Strictly Private & Confidential

WHITES TONE REIT

Creating Communities in our Properties™

We Serve Fast Growing Consumers

% Change in Population by Ethnicity 2005-2008

30.0%

25.0%

20.0%

15.0%

10.0%

5.0%

0.0%

Chicago

Houston

Dallas

San Antonio

Phoenix

Caucasian

African American

East / South Asian

Hispanic

Source: US Census Bureau

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WHITES TONE REIT

Creating Communities in our Properties™

Operations Structured For Cost-Effective Service

Develop Whitestone Branded Community Centered PropertiesTM

Visibly located properties in established or developing, culturally diverse neighborhoods

Acquire Stressed Retail & Office Properties in Established Fast Growing Urban Areas at Reduced Valuation

Limited competition from public REITs

Apply modestly priced renovations & improvements to enhance cash flow

Management has a long successful history of renovating / developing properties

“Right-Size” Lease Spaces to Fit Locally-oriented Tenant Needs

Accelerates new leasing in target areas & rents at higher $/SFT rates vs. anchors

42% premium per SFT on smaller (<3,000 SFT) spaces versus larger (> 3,000 SFT) spaces. 72% of tenants are smaller space tenants

Reduces concentration risk

Internal Leasing and Property Management

Smaller, local tenants receive pro-active, “high touch” service

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WHITES TONE REIT

Creating Communities in our Properties™

Experienced Real Estate Management Team

Experience & Commitment

- Highly experienced and committed team of 52 people
- Industry knowledge and experience at public REITs and capital markets
- History of real estate development / redevelopment people success
- Significant ownership stake

Management Team

Name	Title	Industry Experience	Joined Whitestone
James C. Mastandrea	Chairman and CEO	30+	Oct. 2006
John J. Dee	COO	30+	Oct. 2006
David K. Holeman	CFO	4, 20+ Public Companies	Nov. 2006
Valarie L. King	Sr. Vice President of Property Management	20+	Oct. 2006
Daniel E. Nixon, Jr.	Sr. Vice President of Leasing and Redevelopment	30+	Jul. 2007
Samuel Demissie	Vice President of Acquisitions & Asset Management	3, 20+ Public Companies	Jan. 2007

Strictly Private & Confidential
- 8 -
WHITESTONE REIT
Creating Communities in our Properties™

Board of Trustees

Trustees

James C. Mastandrea

Chairman and CEO of Whitestone REIT

President, CEO and Chairman of Paragon Real Estate Equity and Investment Trust

Former CEO and Chairman of First Union Real Estate Investments (NYSE) and MDC Realty Corp

Daryl J. Carter

Founder, Chairman and CEO of Avanath Capital Partners and Capri Capital

Executive Managing Director, & Head of Real Estate Group of Centerline Capital Group, (NYSE)

Trustee of other companies and sits on the board of numerous industry organizations

Daniel G. DeVos

Chairman of the Board and Chief Executive Officer of DP Fox Ventures, majority owner of Grand Rapids Rampage (AFL) and part owner of Orlando Magic (NBA)

Trustee of First Union Real Estate Investments (NYSE) from 1994-1998, Paragon Real Estate Equity and Investment Trust since 2003, and Alticor, Inc, parent of Amway Corporation

Donald F. Keating

Former CFO of Shell Mining Company

Former board member of Billiton Metals Company, R & F Coal Company and Marrowbone Coal Company

Jack L. Mahaffey

Former President and CEO of Shell Mining Company

Former board member of the National Coal Association and the National Coal Counsel

Corporate Governance

4 out of 5 Trustees independent

Our board is staggered, with:

2 Trustees subject to annual election

Trustees subject to election every 3 years

Board Trustees have investment in the Company

Independent Trustees & Committees meet SEC and traded exchange requirements

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WHITES TONE REIT

Creating Communities in our Properties™

Focus on Local Community-Oriented Tenants

MEDICAL

SERVICES

EDUCATION

DINING

Authentic Chinese Dance & Ballet

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WHITES TONE REIT

Creating Communities in our Properties™

Significant Revenue & Tenant Diversification

Tenant Diversification

Tenant Name

US Census

Sports Authority

Brockette Davis Drake, Inc.

Compass Insurance

Air Liquide America, LP

River Oaks L-M, Inc.

Kroger

Petsmart

X-Ray X-Press Corporation

Marshall’s

Other

% of Annualized Base Rental Revenue

2.7%

1.7%

1.4%

1.4%

1.4%

1.1%

1.0%

1.0%

1.0%

1.0%

86.3%

Year Expiring

2010

2015

2011

2011

2013

2011

2011

2013

2019

2013

Various

Industry Diversification

INDUSTRY

EATING PLACES

VARIETY STORES

LEGAL SERVICES

SPORTING GOODS & BICYCLE SHOPS

GROCERY STORES

CHURCHES

CLOTHING RETAIL

GENERAL WAREHOUSING AND STORAGE

MEDICAL AND HOSPITAL EQUIPMENT

BEAUTY SALONS

ENGINEERING SERVICES

X-RAY LABORATORIES-MEDICAL

BUSINESS CALL CENTER SERVICES

FREIGHT TRANSPORTATION

INSURANCE AGENTS & BROKERS

OIL & GAS DRILL WELLS

PET SUPPLIES & FOODS - RETAIL

FURNITURE STORES

NATURAL GAS DISTRIBUTION

OIL, GAS, EXPLORATION SERVICES

CRAFT SUPPLIES

SURETY INSURANCE

BARS

OIL /GAS SERVICE COMPANIES

HOME HEALTH CARE SERVICES

DENTISTS

% OF OCCUPIED SF

4.9%

3.2%

2.8%

2.6%

2.5%

2.3%

2.2%

2.0%

1.8%

1.6%

1.5%

1.4%

1.2%

1.2%

1.2%

1.1%

1.1%

1.0%

1.0%

1.0%

0.9%

0.9%

0.9%

0.9%

0.9%

0.8%

Strictly Private & Confidential

WHITES TONE REIT

Creating Communities in our Properties™

Case Study: Providence Plaza

Repositioned Big Box

Property Description

Providence Plaza is located at the gateway to Sugar Land and Fort Bend County - one of the fastest growing counties in the nation

90,000 SFT community center with excellent visibility

Over 40,250 vehicles per day pass by the center

Challenge

99 Cent Only announced plans to exit the Texas market in September 2008

24,000 SFT vacancy by July 2009 dropping occupancy to 63% Opportunity

Further define Providence as a community center by redeveloping and remerchandising the big box and creating smaller spaces

Transformation

The space was divided into two smaller spaces — one measured 16,000 SFT and the other was 8,000 SFT.

Results

Leasing team retenanted the space by December 2009 with Dollar Tree and Tuesday Morning

SFT Occupied

Occupancy

Base Rent / Month

NOI / Month

July 2009

56,908

63%

$48,680

$44,144

Dec. 2009

82,039

91%

$61,125

$57,299

% Increase

44.2%

25.6%

29.9%

Strictly Private & Confidential

WHITES TONE REIT

Creating Communities in our Properties™

Case Study: Webster Pointe

Distressed Asset Turnaround

Property Description

- Located at Highway 3 and NASA Road in Webster, Texas
- Growing Asian Indian population
- 44,000 vehicles pass per day via NASA Road

Challenge

- Road construction project created a large overpass in front of the property
- Property was hampered by poor visibility
- Traffic flow into the center decreased and property occupancy declined to 74% by January 2009

Transformation

- Whitestone's in-house Maintenance Department transformed the property
- Reduced operating expenses by 12%
- Enhanced signage
- Repainted exterior of building
- Worked with Webster Chamber of Commerce and directed marketing efforts to appeal to local Asian Indian businesses

Results

- Upscale Indian restaurant, Bombay Tadka, was signed on as a new tenant, attracting like-minded cultural business establishments
- Indian grocer and an Indian-owned tax service
- Webster Pointe is now 100% occupied with 3 to 5 year NNN leases

	Jan. 2009	Dec. 2009	% Increase
SFT Occupied	19,310	26,060	35.0%
Occupancy	74%	100%	
Base Rent / Month	$18,329	$23,728	29.5%
NOI / Month	$15,357	$21,835	42.2%



A WHITESTONE REIT COMMUNITY
WEBSTER POINTE



Clear Lake Regional Medical Center
St. Luke's Hospital
Bay Area Blvd.
Galveston Rd.
NASA Rd 1
3
45

Strictly Private & Confidential

- 13 -

WHITESTONE REIT
Creating Communities in our Properties™

Case Study: Westchase Plaza

Redeveloped Property

Property Description

- Located in Westchase District in Houston, Texas
- Exclusive Deed-restricted neighborhood in West Houston
- 70,000 vehicles pass per day via Gessner near Westpark Tollway

Challenge

- Blighted retail center with 1980's exterior
- Large vacant corner space (previously a nightclub)
- Pad site restaurant visually separated

Transformation

- Created mixed-use by adding new 5,000 SFT GLA of new office space and 1,659 SFT of retail space
- Added a second floor in former nightclub corner space
- Designed expansive glass entry with open reception area
- New façade in modern colors with stone columns
- Stand-alone pad building visually tied to rest of center community
- Resurfaced parking lot adding spaces and improving traffic flow for mixed-use office space
- New signage, landscaping and enhanced lighting for street appeal

Results

	Before	Pro Forma	% Increase
Total SFT	42,924	49,573	15.5%
Base Rent / Year	$308,000	$713,000	131.5%
Rent, per SFT	$11	$15 to $17	35 to 55%


South Gessner
Westpark

Before





After





Strictly Private & Confidential

- 14 -

WHITESTONE REIT
Creating Communities in our Properties™

Our Strategy Has Produced Strong Operating and Financial Results

Strictly Private & Confidential

Attractive Results From Our Operating Strategy

Total SFT / Total Tenants

5,000

4,500

4,000

3,500

3,000

2,500

2,000

1,500

1,000

500

0

2005

2006

2007

2008

2009

LTM 6/09

LTM 6/10

Revenue / Average SFT

$12.00

$10.00

$8.00

$6.00

$4.00

$2.00

$-

2005

2006

2007

2008

2009

LTM 6/09

LTM 6/10

NOI / Average SFT

$7.00

$6.00

$5.00

$4.00

$3.00

$2.00

$1.00

$-

2005

2006

2007

2008

2009

LTM 6/09

LTM 6/10

Real Estate Yield(1)

10.00%

8.00%

6.00%

4.00%

2.00%

0.0%

2005

2006

2007

2008

2009

LTM 6/09

LTM 6/10

(1) Real estate yield represents Net Operating Income from Properties (property revenue less property expenses) divided by gross real estate assets on ending balance sheet with the SEC.

Source: Company filings with SEC

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WHITES TONE REIT

Creating Communities in our Properties™

Attractive Performance vs. Public Traded REITs(1)

LTM Revenue Growth

10.0%

5.0%

0.0%

(5.0%)

(10.0%)

(15.0%)

(20.0%)

(25.0%)

6.6%

4.9%

4.6%

3.6%

2.7%

2.3%

1.6%

(0.2%)

(2.0%)

(5.4%)

(10.5%)

(20.9%)

FPO ADC CDR AKR WSR BFS GOOD PKY UBA RPT IRC KRG

LTM Normalized FFO Growth(2)

40.0%

20.0%

0.0%

(20.0%)

(40.0%)

(60.0%)

(80.0%)

18.9%

14.2%

8.4%

6.0%

0.0%

(5.9%)

(8.8%)

(9.1%)

(21.4%)

(29.8%)

(34.1%)

(73.3%)

FPO ADC CDR AKR WSR BFS GOOD PKY UBA RPT IRC KRG

LTM NOI Growth

10.0%

5.0%

0.0%

(5.0%)

(10.0%)

(15.0%)

(20.0%)

5.8% 5.3% 2.9% 1.5% 1.5% 0.4% (0.2%) (1.8%) (3.2%) (7.3%) (11.2%) (17.8%)

FPO ADC CDR AKR WSR BFS GOOD PKY UBA RPT IRC KRG

LTM Real Estate Yield(3)

12%

10%

8%

6%

4%

2%

0%

10.8% 10.6% 10.6% 10.1% 9.7% 9.6% 8.4% 8.2% 8.2% 7.9% 7.3% 5,7%

FPO ADC CDR AKR WSR BFS GOOD PKY UBA RPT IRC KRG

(1) Data for graphs taken from companies’ 10-K and 10-Q filings. “LTM” represents reported results for the latest twelve months ended 3/31/2010, except for UBA which covers 12 months ending 4/30/2010

(2) Pro forma for the removal of and $1.5 million in legal expenses in 2008, and $0.4 million (expense) and $1.5 million (income) from involuntary conversion in 2008 and 2009, respectively. For LTM 3/10 and LTM 3/09, pro forma for the removal of $1.8 million (income) and $0.6 million (expense), respectively

(3) Real estate yield represents Net Operating Income from Properties (property revenue less property expenses) divided by gross real estate assets on ending balance sheet with the SEC

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WHITESTONE REIT

Creating Communities in our Properties™

Consistent Occupancy in Difficult Environment

2009 Contribution to Occupancy

90%

80%

70%

60%

50%

40%

30%

20%

10%

0%

84%

16%

8%

13%

10%

82%

Total: (24%)

Total: 22%

12/31/2008 Occupancy

Expiring Leases

Unplanned Vacancies

Renewals

New Leases

12/31/2009 Occupancy

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WHITESTONE REIT

Creating Communities in our Properties™

2010 Occupancy Has Been Stable

2010 YTD Contribution to Occupancy

90%

80%

70%

60%

50%

40%

30%

20%

10%

0%

82%

5%

2%

3%

4%

82%

Total: (7%)

Total: 7%

12/31/2009 Occupancy

Expiring Leases

Unplanned Vacancies

Renewals

New Leases

12/31/2010 Occupancy

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WHITESTONE REIT

Creating Communities in our Properties™

Lease Expirations

Lease Expirations

18%

16%

14%

12%

10%

8%

6%

4%

2%

0%

2010

2011

2012

2013

2014

2015

2016

2017

Therafer

Note: As of June 30 2010

Source: Company filings with SEC

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WHITESTONE REIT

Creating Communities in our Properties™

Financial Summary

Property Revenues

Normalized FFO(1)

($ in thousands)

($ in thousands)

Average Rent / SFT

Property NOI

($ in thousands)

$35,000

$30,000

$25,000

$20,000

$15,000

$10,000

$5,000

$0

2005 2006 2007 2008 2009 LTM 6/09 LTM 6/10

$12,000

$10,000

$8,000

$6,000

$4,000

$2,000

$0

2005 2006 2007 2008 2009 LTM 6/09 LTM 6/10

$12.00

$10.00

$8.00

$6.00

$4.00

$2.00

$0.00

2005 2006 2007 2008 2009 LTM 6/09 LTM 6/10

$25,000

$20,000

$15,000

$10,000

$5,000

$0

2005 2006 2007 2008 2009 LTM 6/09 LTMS 6/10

Pro forma for the removal of $2.2 and $1.5 million in legal expenses in 2007 and 2008, respectively, $0.4 million (expense) and $1.5 million (income) from involuntary conversion in 2008 and 2009, respectively. For LTM 6/10 and LTM 6/09, includes the removal of $1.7M (income) and $0.5M (expense), respectively

Source: Company filings with SEC

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WHITESTONE REIT

Creating Communities in our Properties™

2009 Revenue Bridge

2009 Revenue Bridge

($ in thousands)

Total: $(1,618)

Total: $3,102

$33,000

$31,000

$29,000

$27,000

$25,000

$23,000

$21,000

$19,000

$17,000

$15,000

2008 Revenue Occupancy Decrease Other Rate / SFT Acquired Property 2009 Revenue

$970 $32,685

$31,201 $1,492 $2,132

$126

Total: $(1,618) Total: $3,102

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WHITESTONE REIT

Creating Communities in our Properties™

2009 YTD NOI Bridge

2009 NOI Bridge

($ in thousands)

Total: $(1,492)

Total: $2,820

20000

17000

14000

11000

8000

5000

2008 NOI Occupancy Decrease Rate / SFT Acquired Property Other 2009 NOI

$93

$596 $19,694

$18,366

$1,492

$2,131

Total: $(1,492) Total: $2,820

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WHITESTONE REIT

Creating Communities in our Properties™

Limited Leverage & Few Near-Term Maturities

Pro Forma Market Capitalization(1)

($ in thousands)

100%

90%

80%

70%

60%

50%

40%

30%

20%

10%

0%

Debt $100, 837 43.9%

Equity $129,000 56.1%

2010- 2014 Debt Maturities

($ in thousands)

80000

60000

40000

20000

0

2010 2011 2012 2013 2014 Thereafter

$66,418

$1,398 $2,410 $2,543 $17,799 $10,269

(1) Based on outstanding shares and OP units of 8.6 million and assumed offering price of $15.00 per share Source: Company filings with SEC

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WHITESTONE REIT

Creating Communities in our Properties™

Financial Metrics vs. Public Traded REITs(1)

2009 Dividend Payout as a % of FFO

100%

90%

80%

70%

60%

50%

40%

30%

20%

10%

0%

39.7% 43.8% 44.4% 58.6% 61.0% 63.8% 65.6% 69.3% 71.9% 79.9% 83.1% 95.0%

CDR RPT PKY AKR FPO BFS IRC KRG ADC WSR UBA GOOD

Cost Basis per SFT

$160

$140

$120

$100

$80

$60

$40

$20

$

$52 $62 $64 $90 $93 $121 $121 $129 $131 $134 $137 $141

RPT GOOD WSR ADC FPO AKR IRC CDR PKY BFS UBA KRG

LTM Interest Coverage Ratio(2)

8.0x

7.0x

6.0x

5.0x

4.0x

3.0x

2.0x

1.0x

0.0x

6.7x 6.0x 3.1x 2.8x 2.5x 2.5x 2.2x 2.2x 2.2x 2.1x 2.0x 1.9x

UBA ADC BFS IRC AKR PKY FPO KRG RPT WSR GOOD CDR

(1) Data for graphs taken from companies’ 10-K and 10-Q filings. “LTM” represents reported results for the latest twelve months ended 3/31/2010, except for UBA which covers 12 months ending 4/30/2010 (2) Defined as EBITDA / Interest Expense

Strictly Private & Confidential

WHITESTONE REIT

Creating Communities in our Properties™

Significant Potential to Accelerate Growth Through Acquisitions

Strictly Private & Confidential

Significant Potential to Accelerate Growth

Management and infrastructure in place to support larger scale of operations

Limited leverage with few near-term maturities

Market conditions provide acquisition opportunities

Purchase properties at historically attractive prices with upside potential

Active search process targeting $300+ million pipeline

Strictly Private & Confidential

WHITES TONE REIT

Creating Communities in our Properties™

Illustrative Acquisition Opportunities

"Stressed" Class A Office Development Project

- New Class A Office Bldg
- Owner: Regional Bank
- Location: Top 10 growth market in the Southwest
- Foreclosure due to Owner/Developer inability to obtain capital to complete cost of build out and necessary TI cost to attract tenants
- No active tenant marketing



Metrics

Leasable SFT	87,700	Vacancy @ acquisition	80%	
Acquisition cost per SFT	$80	Rent per SFT	$20-$27	(Gross)
Cost to complete build out and stabilize	$34	Time to stabilize	5 Yrs	
Total investment per SFT	$114	Stabilized cap rate	12%	
		IRR	18%	

Retail Center – Pending Loan Maturity "Stress"

- 7 Yr old class B retail center
- Owner: Individual
- Location: "In fill" location in top 10 growth market in the Southwest
- Stress due to pending loan maturity and inability to refinance with same leverage
- Minimal tenant marketing due to lack of capital



Metrics

Leasable SFT	48,623	Vacancy @ acquisition	34%	
Acquisition cost per SFT	$90	Rent per SFT	$12+	(NNN)
Cost to stabilize	$14	Time to stabilize	1 Yr	
Total investment per SFT	$104	Stabilized cap rate	12%	
		IRR	15%	

Strictly Private & Confidential

- 28 -

WHITESTONE REIT
Creating Communities in our Properties™

Investment Highlights

Target Rapidly Growing, but Underserved Market Opportunities

Focus on key growth markets in the West and Southwest including Houston, Dallas, Phoenix, Chicago and San Antonio

Target fast growing but underserved Asian and Hispanic populations

Operational Strategy Built to Effectively Serve Target Markets

Experienced management team, recognized board & established properties

Whitestone Community Centered Properties™ serve local businesses & nearby areas

Internal property management and leasing allows greater market familiarity

Consistent Track Record of Improving Financial Results from Managed Portfolios

Competitive operating metrics

In midst of economic downturn, outperformed publicly-traded peers

Significant Potential to Accelerate Growth

Existing properties are stable with upside potential

Capital structure with limited leverage and few near-term maturities

Pipeline of $300+ million in stressed asset opportunities

Strictly Private & Confidential

WHITES TONE REIT

Creating Communities in our Properties™

Regulation G Reconciliation of Non-GAAP Financial Measures

	Year Ended December 31,					Twelve Months Ended	
	2009	2008	2007	2006	2005	June 30, 2010	June 30, 2009
FUNDS FROM OPERATIONS ("FFO") (2)							
Net income attributable to Whitestone REIT	$ 1,342	$ 1,134	$ (77)	$ 1,781	$ 2,448	$ 1,699	$ (303)
Depreciation and amortization of real estate assets (1)	6,347	5,877	6,108	6,341	5,512	6,480	5,956
Loss on sale or disposal of assets (1)	196	(3,396)	16	(197)	-	184	176
Net income attributable to noncontrolling interests	733	621	(46)	1,068	1,891	926	(203)
FFO	$ 8,618	$ 4,236	$ 6,001	$ 8,993	$ 9,851	$ 9,289	$ 5,626

(1) Including amounts for discontinued operations

	Year Ended December 31,					Twelve Months Ended	
	2009	2008	2007	2006	2005	June 30, 2010	June 30, 2009
PROPERTY NET OPERATING INCOME ("NOI") (3)							
Net income attributable to Whitestone REIT	$ 1,342	$ 1,134	$ (77)	$ 1,781	$ 2,448	$ 1,699	$ (303)
General and administrative expense	6,072	6,708	6,721	2,299	567	5,490	5,629
Property and other asset management fees to an affiliate	-	-	-	1,482	1,319	-	-
Depreciation and amortization	6,958	6,859	6,048	6,181	5,733	7,033	6,930
Involuntary conversion	(1,542)	358	-	-	-	(1,732)	548
Interest expense	5,749	5,857	5,402	5,296	3,770	5,660	5,928
Interest income	(36)	(182)	(577)	(386)	(301)	(26)	(80)
Other expense (income)	-	-	30	(30)	-	-	-
Provision for income taxes	222	219	217	-	-	267	220
Loss (gain) on disposal of assets	196	223	9	(197)	-	184	176
Less: net loss (income) from discontinued operations	-	(3,431)	(589)	(554)	(561)	-	-
Net income attributable to noncontrolling interests	733	621	(46)	1,068	1,891	926	(202)
NOI	$ 19,694	$ 18,366	$ 17,138	$ 16,940	$ 14,866	$ 19,501	$ 18,846

(2) Funds From Operations ("FFO")—The National Association of Real Estate Investment Trusts, Inc. ("NAREIT") defines FFO (April 2002 White Paper) as net income (computed in accordance with generally accepted accounting principles ("GAAP")) excluding gains (or losses) from sales of property plus real estate depreciation and amortization. FFO is a non-GAAP measure and does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. We consider FFO to be a standard supplemental measure for equity real estate investment trusts ("REITs") because it (1) is the most common metric used by securities analysts, investors and other interested parties in comparing the relative performances of equity REITs, and (2) facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs.

(3) Net Operating Income ("NOI"), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. We provide NOI as a supplement to net income calculated in accordance with GAAP, and it should not be considered an alternative to net income as an indication of our operating performance. It is the primary performance measure we use to assess the results of our operations at the property level. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including gains on sale, if any), plus interest expense, depreciation and amortization, and general and administrative expenses.

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WHITESTONE REIT
Creating Communities in our Properties™